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EXHIBIT

December 2, 2005

To all Directors and Executive Officers:

Section 306(a) of the Sarbanes Oxley Act of 2002 prohibits directors and executive officers of AMICAS, Inc. from trading in AMICAS' stock during any period in which employees are not able to purchase or sell interests in AMICAS stock under the AMICAS 401(k) plans- this is referred to as a "blackout period". As you know, AMICAS has decided to consolidate its two 401(k) plans into one and has selected a new recordkeeper.

Notice was sent to all participants in the VitalWorks, Inc. 401(k) Profit Sharing Plan and the AMICAS, Inc. 401(k) Retirement Savings Plan notifying them of a blackout period which went into effect on November 21, 2005 and will continue through the week of December 12th. During this blackout period participants are unable to direct or diversify all of their 401(k) investments, including the AMICAS common stock.

Accordingly, as a Director or executive officer of AMICAS you are prohibited from directly or indirectly purchasing or selling AMICAS common stock including option exercises. This prohibition applies whether or not you participate in the 401(k) plan and will continue in effect until further notification from me. Although there are limited exceptions to this prohibition please contact me before making any trade during this blackout period or if you have any questions.

During the blackout period and for a period of two years after the ending date of the blackout period, anyone may obtain, without charge, information about the 401(k) blackout period by contacting Stephen Hicks, General Counsel, at AMICAS, Inc., 20 Guest St., Boston MA 02135, 617-779-7878.

You will be notified once the blackout period is over.

Stephen Hicks
General Counsel & Corporate Secretary